Exhibit 4.3.2

February 27, 2014
US Airways, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
Attention: Stephen L. Johnson

RE: Shareholders’ Agreement, made effective as of March 1, 2011, by and among Mesa Air Group, Inc. (the “Company”), and each holder of Common Stock of the Company (the “Shareholders Agreement:”).

Ladies and Gentlemen:

By this letter we hereby request your agreement to extend the term set forth In subsection (b) of Section 5 of the Shareholders Agreement to be three (3) years from the date this letter is signed by US Airways, Inc.; provided, however, that the foregoing extension shall not apply to Section 3 thereof, and the sole transfer restrictions applicable to the undersigned shall be those set forth in the Company’s Amended and Restated Articles of Incorporation as modified by the letter agreement between the Company and US Airways, Inc. regarding such articles, dated the date hereof. Except as otherwise set forth in this letter, all other terms of the Shareholders Agreement shall remain in full force and effect.

Sincerely,

MESA AIR GROUP, INC.

/s/ Brian S. Gillman
Brian S. Gillman
Executive Vice President and General Counsel

ACKNOWLEDGED AND AGREED TO:

US AIRWAYS, INC.

By: /s/ Kenneth W. Wimberly

Name: Kenneth W. Wimberly

602-685-4000	Title: Vice President and Deputy General Counsel
fax: 602-685-4350
410 North 44th Street	Date: February 27, 2014
Suite 700
Phoenix, Arizona 85008
www.mesa-air.com